Exhibit 5.26

[Letterhead of Stoel Rives LLP]

January 29, 2004

Laidlaw International, Inc.
55 Shuman Blvd.
Naperville, Illinois 60563

Jones Day
77 W. Wacker Drive
Chicago, Illinois 60601

We have acted as special counsel for EmCare of Oregon, Inc. (“EmCare”) and American Medical Response Northwest, Inc. (“AMR,” and together with EmCare the “Subsidiary Guarantors”) in connection with the registration under the Securities Act of 1933 (the “Act”) on a Registration Statement on Form S-4 (the “Registration Statement”) of $406,000,000 aggregate principal amount of 10¾% Notes due 2011 (the “Exchange Notes”) being offered for exchange by Laidlaw Investments, Ltd. (“Laidlaw”) and the issuance by the Subsidiary Guarantors and other guarantors of the guarantees with respect to the Exchange Notes (the guarantees of the Subsidiary Guarantors, the “Exchange Guarantees”). We have examined the documents, corporate records, certificates of public officials, and agreements, instruments, and other documents we deemed necessary as the basis for the opinion expressed below, including the Indenture, dated as of June 3, 2003, among Laidlaw, Deutsche Bank Trust Company Americas (the “Trustee”), and the Subsidiary Guarantors and the other guarantors party thereto (the “Indenture”).

Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

(A)	Each Subsidiary Guarantor is a validly existing corporation under the laws of the state of Oregon;

(B)	Each Subsidiary Guarantor, (i) had all necessary corporate power and corporate authority to enter into and (ii), as of the date hereof, has all necessary corporate power and corporate authority to perform its obligations under, the Indenture; and

Laidlaw International, Inc. Jones Day Page 2

(C)	The execution, delivery and performance of the Indenture and the Exchange Guarantees has been authorized by all necessary corporate action of the Subsidiary Guarantors.

We hereby consent to the filing of this opinion letter as Exhibit 5.26 to the Registration Statement.

Very truly yours,

/s/ Stoel Rives LLP